Exhibit 99.1

Discovery Communications Announces the Early Results of its Cash Tender Offer for Certain Outstanding Debt Securities of Discovery Communications, LLC

SILVER SPRING, Md. – March 14, 2017 – Discovery Communications, Inc. (the “Company”) (Nasdaq: DISCA, DISCB, DISCK) today announced that, pursuant to the previously-announced cash tender offer (the “Tender Offer”) by its wholly-owned subsidiary, Discovery Communications, LLC (the “Offeror”) for up to $600,000,000 combined aggregate principal amount (the “Maximum Tender Amount”) of the Offeror’s 5.050% Senior Notes due 2020 (the “2020 Notes”) and 5.625% Senior Notes due 2019 (the “2019 Notes” and together with the 2020 Notes, the “Notes”), approximately $740,880,000 in combined aggregate principal amount of Notes were validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on March 13, 2017, the early tender deadline for the Tender Offer (the “Early Tender Deadline”). The terms of the Tender Offer are described in the Offer to Purchase, dated February 28, 2017 (the “Offer to Purchase”).

The following table sets forth certain information regarding the Notes and the Tender Offer, including the aggregate principal amount of each series of Notes that were validly tendered and not validly withdrawn on or prior to the Early Tender Deadline, as were reported by D.F. King & Co., Inc., the tender agent:

Title of Security	CUSIP Numbers	Principal Amount Outstanding	Acceptance Priority Level	Principal Amount Tendered	Principal Amount Accepted
5.050% Senior Notes due 2020	25470D AC3	$1,300,000,000	1	$511,087,000	$511,087,000
5.625% Senior Notes due 2019	25470D AA7	$500,000,000	2	$229,793,000	$88,913,000

Because the aggregate principal amount of Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline exceeded the Maximum Tender Amount, all 2020 Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline will be accepted for purchase and the 2019 Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline accepted for purchase will be subject to proration as described in the Offer to Purchase. Holders who validly tender Notes following the Early Tender Deadline but on or before the Expiration Date will not have any of their Notes accepted for purchase.

Settlement of the Tender Offer was conditioned upon receipt by the Offeror of at least $650,000,000 of gross cash proceeds from the issuance of senior notes in a registered public offering. This condition was satisfied on March 13, 2017.

The consideration paid in the Tender Offer for each series of Notes validly tendered and not validly withdrawn and accepted for purchase will be determined in the manner described in the Offer to Purchase (the “Total Consideration”). Holders of Notes validly tendered and not validly withdrawn at or prior Early Tender Deadline and accepted for purchase are eligible to receive the applicable Total Consideration, which includes an early tender premium of $30.00 per $1,000 principal amount of the Notes accepted for purchase (the “Early Tender Premium”).

The Total Consideration will be determined at 11:00 a.m., New York City time, on March 14, 2017. The Company expects to issue a press release after the close of trading on the New York Stock Exchange on March 14, 2017 to announce the Total Consideration payable in connection with the Tender Offer.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable settlement date for such Notes accepted for purchase. The settlement date for the Notes accepted for purchase in connection with the Early Tender Deadline is expected to be March 15, 2017, two business days following the Early Tender Deadline. In accordance with the terms of the Tender Offer, the withdrawal deadline was 5:00 p.m., New York City time, on March 13, 2017. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Offeror).

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC and are acting as the dealer managers for the Tender Offer. The information agent and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase and related offering materials are available by contacting D.F. King & Co., Inc. at (877) 871-1741 (U.S. toll-free) or (212) 269-5550 (banks and brokers). Questions regarding the Tender Offer should be directed to Credit Suisse Securities (USA) LLC at (212) 325-2476 (collect) or (800) 820-1653 (toll-free), J.P. Morgan Securities LLC, Liability Management Group, at (212) 834-3424 (collect) or (866) 834-4666 (toll-free) or RBC Capital Markets, LLC at (212) 618-7822 (collect) or (877) 381-2099 (toll-free). This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Discovery

Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) provides television programming through a portfolio of premium nonfiction, sports and kids programming brands. Reaching 3 billion cumulative viewers across pay-TV and free-to-air platforms in more than 220 countries and territories, Discovery’s portfolio includes the global brands Discovery Channel, TLC, Investigation Discovery, Animal Planet, Science and Turbo/Velocity, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, a provider of locally relevant, premium sports and Home of the Olympic Games across Europe. Discovery reaches audiences across screens through digital-first programming from digital content holding company Group Nine Media, Discovery VR, over-the-top offerings Eurosport Player and Dplay, as well as TV Everywhere products comprising the GO portfolio of TVE apps and Discovery K!ds Play.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties and on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risks related to the acceptance of any tendered Notes, the expiration and settlement of the Tender Offer, and the timing of any of the foregoing, as well as the risk factors disclosed in its Annual Report on Form 10-K filed with the SEC on February 14, 2017. Forward-looking statements in this release include, without limitation, statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.